UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2010

SPECTRUM PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-28782	93-0979187
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 N. Green Valley Parkway, Suite 265 Henderson, Nevada	89074
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 990-3308

157 Technology Drive, Irvine, CA 92618
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 2, 2010, Spectrum Pharmaceuticals, Inc. (the “Company”) and TopoTarget A/S (“TopoTarget”) entered into a License and Collaboration Agreement (the “Agreement”) pursuant to which the Company and TopoTarget agreed to a collaboration for the development and commercialization of Belinostat for all uses in North America and India (the “Territory”), with an option for China (as is defined in the Agreement). Belinostat is currently in a registrational trial, under a Special Protocol Assessment (the “SPA”), as a monotherapy for relapsed or refractory Peripheral T-Cell Lymphoma (“PTCL”), an indication in which has been granted Orphan Drug and Fast Track designation by the U.S. Food and Drug Administration (the “FDA”).

In consideration for the rights granted under the Agreement, the Company paid TopoTarget an upfront fee of $30 million. In addition, on the successful achievement of certain development, regulatory and sales milestones the Company is obligated to issue one million (1,000,000) shares of Spectrum Common Stock (subject to certain resale conditions) and pay TopoTarget up to $320 million. Also, the Company will pay TopoTarget royalties based on net sales of the Product in the Territory.

The Company and TopoTarget will jointly fund development activities, whereby: a) Clinical trial costs associated with the ongoing PTCL registrational trial will be borne by the Company; b) Clinical trial costs associated with the ongoing randomized Phase 2 trial, as a combination therapy with carboplatin and paclitaxel, for cancer of unknown primary (CUP) will be borne by TopoTarget; and c) For future clinical trials, the Company and TopoTarget will share costs, in the ratio of 70% borne by the Company, and 30% borne by TopoTarget.

The Agreement contains customary representations and warranties and indemnities by each of the Company and TopoTarget. The Agreement also includes certain restrictions on the ability of the Company and TopoTarget to directly or indirectly commercialize certain similar products during a certain period of time.

The Agreement will continue until the expiration of the last royalty payment period in the last country in the Territory with certain provisions surviving, unless terminated as follows. The Company may terminate the Agreement at its election upon one hundred eighty (180) days notice to Topotarget. Generally, the Company may also terminate immediately upon a prohibition on the use of the Product or clinical hold by the FDA. TopoTarget may also terminate immediately in the event of a challenge (without TopoTarget's consent) by the Company of the TopoTarget patents that cover the Product. Either party may terminate the Agreement upon a bankruptcy by the other party; or in the event of an uncured material breach by the other party.

Under the terms of the Agreement, Topotarget will manufacture and supply the Product under terms to be set forth in a separate manufacturing and supply agreement to follow. Subject to certain conditions, the Company will have the right to engage and utilize an alternate manufacturer and supplier for the Product.

The above summary does not purport to be a complete description of the terms of the Agreement and is qualified in its entirety by reference to the Agreement, a copy of which is expected to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2009. Portions of the Agreement may be omitted in accordance with a request for confidential treatment that the Company expects to submit to the Securities and Exchange Commission. A copy of the press release announcing the Agreement is attached hereto as Exhibit 99.1 and is hereby incorporated by this reference.

The Agreement described herein may contain representations, warranties and covenants of the Company and the other parties thereto. The representations, warranties and covenants contained therein were, unless otherwise expressly stated therein, made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations and exceptions agreed by the parties to such agreements, including being qualified by disclosures exchanged by the parties thereto. The representations and warranties may have been made for the purposes of allocating risk among the parties thereto instead of establishing such matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or others. No one other than the parties to such agreement and any express third party beneficiaries identified therein should rely on such representations, warranties and covenants, or any descriptions thereof, as characterizations of the actual state of facts or conditions regarding any party thereto or their respective assets or businesses.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated February 2, 2010.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUM PHARMACEUTICALS, INC.

February 8, 2010	By:	/s/ Shyam Kumaria

Shyam Kumaria
Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated February 2, 2010.